Exhibit 99.1

Savings Plan of Xerox Corporation and the
Xerographic Division, Rochester Regional Joint
Board on Behalf of Itself and Other Regional Joint
Boards
Financial Statements and Supplemental Schedule
To Accompany 2015 Form 5500
Annual Report of Employee Benefit Plan
Under ERISA of 1974
December 31, 2015 and 2014

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards

Note:	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Administrator of
Savings Plan of Xerox Corporation and
The Xerographic Division, Rochester Regional Joint Board
On Behalf of Itself and Other Regional Joint Boards

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Savings Plan of Xerox Corporation and The Xerographic Division, Rochester Regional Joint Board On Behalf of Itself and Other Regional Joint Boards (the “Plan”) at December 31, 2015 and 2014, and the changes in net assets available for benefits for the year ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental schedule of assets (held at end of year) at December 31, 2015 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule of assets (held at end of year) is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
June 24, 2016

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Statements of Assets Available for Benefits

	December 31,
(in thousands)	2015	2014
Assets
Investment interest in Master Trust at fair value (Note 4)	$225,105	$247,211
Participant loans receivable	9,086	9,640
Employer contributions receivable	311	406
Total assets	234,502	257,257
Assets available for benefits	$234,502	$257,257
The accompanying notes are an integral part of these financial statements.

Savings Plan of Xerox Corporation and the Xerographic Division,
Rochester Regional Joint Board on Behalf of Itself and Other Regional
Joint Boards
Statement of Changes in Assets Available for Benefits

(in thousands)	Year Ended December 31, 2015
Additions to assets attributed to:
Contributions
Participant	$4,274
Employer	1,401
Rollovers (from RIGP-Union) (Note 8)	939
Rollovers	170
Total contributions	6,784
Interest income on participant loans	340
Total additions	7,124
Deductions from assets attributed to:
Net depreciation from plan interest in Master Trust, net of Master Trust administrative expenses	2,041
Benefits paid to participants	27,566
Transfers out to affiliated plan (Note 8)	171
Administrative expenses	90
Other	11
Total deductions	29,879
Net decrease	(22,755)
Assets available for benefits
Beginning of year	257,257
End of year	$234,502
The accompanying notes are an integral part of these financial statements.

SAVINGS PLAN OF XEROX CORPORATION AND THE XEROGRAPHIC DIVISION, ROCHESTER REGIONAL JOINT BOARD ON BEHALF OF ITSELF AND OTHER REGIONAL JOINT BOARDS
NOTES TO FINANCIAL STATEMENTS
December 31, 2015 and 2014
(in thousands, except where otherwise noted)

Note 1 - Description of the Plan
The following description of the Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (the Plan) provides only general information. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Participants should refer to the summary plan description and the plan document for a more complete description of the Plan’s provisions.
General
The Plan is a defined contribution plan covering substantially all domestic full and part-time Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (the Union) employees of Xerox Corporation (the Company). Employees are eligible to participate in the Plan immediately upon date of hire.
Administration
The Joint Administrative Board (JAB) is the plan administrator and is responsible for the general administration of the Plan and for carrying out the plan provisions. The trustee of the Plan is State Street Bank and Trust Company. Xerox HR Solutions, LLC is the record keeper of the Plan.
Contributions
Subject to limits imposed by the Internal Revenue Code, eligible employees may contribute to the Plan up to 80% of pay (as defined in the Plan document) through a combination of before-tax and after-tax payroll deductions. Participants who are at least age 50 by the end of the plan year may make an additional catch-up contribution up to $6,000. Participants direct the investment of their contributions into various investment options offered by the Plan.
As it relates to employees hired prior to January 1, 2006 eligible employees receive a Company match of 50 cents on the dollar up to 6% of pay saved on a before-tax basis, which equals a maximum match of 3% of annual pay up to the Internal Revenue Service (IRS) 401(k) elective deferral limit. To be eligible to receive the matching Company contribution, the employee has to be actively employed on the last business day of the calendar quarter for which the allocation occurs or has retired, died, begun an approved leave, become disabled, or been laid off during the calendar year.
Eligible employees hired on or after January 1, 2006 receive a Company match of 50 cents on the dollar up to 4% of pay saved on a before-tax basis, which equals a maximum match of 2% of annual pay up to the IRS 401(k) elective deferral limit. To be eligible to receive the matching Company contribution, the employee has to be actively employed on the last business day of the calendar quarter for which the allocation occurs or has retired, died, begun an approved leave, become disabled, or been laid off during the calendar year. Eligible employees hired on or after January 1, 2006 also automatically receive a 4% of pay contribution to the Plan.
Eligible employees of Local 14A who were hired after June 1, 2014 receive a Company match of 50 cents on the dollar up to 6% of pay saved on a before-tax basis. There is no automatic Company contribution to the Plan.
Eligible employees of Local 14Y who were hired or rehired after July 13, 2014 receive a Company match of 50 cents on the dollar up to 6% of pay saved on a before-tax basis. There is no automatic Company contribution to the Plan.
Eligible employees of Local 14Z who were hired or rehired after August 3, 2014 receive a Company match of 50 cents on the dollar up to 6% of pay saved on a before-tax basis. There is no automatic Company contribution to the Plan.
Eligible employees of Local 14K who were hired or rehired after August 22, 2014 receive a Company match of 50 cents on the dollar up to 6% of pay saved on a before-tax basis. There is no automatic Company contribution to the Plan.

Eligible employees of Local 2590 who were hired or rehired after August 12, 2015 receive a Company match of 50 cents on the dollar up to 6% of pay saved on a before-tax basis. There is no automatic Company contribution to the Plan.
Eligible employees of Local 2675 who were hired or rehired after September 2, 2015 receive a Company match of 50 cents on the dollar up to 6% of pay saved on a before-tax basis. There is no automatic Company contribution to the Plan.
Vesting of Benefits
Participants are vested immediately in employee and employer contributions and actual earnings thereon.
Payment of Benefits
Upon termination of service, a participant may elect to defer receipt of benefits or receive a lump sum amount equal to the value of his or her account. Participants who are retiree eligible (at least 55 years of age with at least 10 years of service as defined in the Plan document) when service is terminated can receive installments.
For a participant who attains age seventy and one-half after December 31, 2011, and has terminated employment, Plan benefits will be distributed by April 1 of the calendar year following the calendar year of attainment of age seventy and one-half, in an amount equal to the Required Minimum Distribution, as defined, and the remainder of the participant’s benefits under the Plan shall be entirely distributed by the last day of the calendar year following the calendar year of attainment of age seventy and one-half. This will not apply to a participant who has elected payment in installments.
Investment Options
Plan participants are able to direct the investment of their plan holdings (employer and employee contributions) into various investment options as offered under the Plan on a daily basis. The investment options consist of 10 Lifecycle Funds, 15 Focused Strategy Funds that include passively and actively managed options, and the Xerox stock fund.
Effective August 4, 2015, no new investments were permitted into the Xerox Stock Fund (including payroll deductions and transfers from other funds in the Plan.
Participant Loans Receivable
Participants are permitted to borrow from their accounts subject to limitations set forth in the Plan document. The loans are generally payable up to 4.5 years, except for loans to secure a private residence which can be payable up to 14.5 years, and bear interest at an interest rate equal to the Citibank commercial prime rate as published in the Wall Street Journal in effect on the 15th day of the month prior to the first day of the quarter to which it is to apply, plus 1% as set on January 1, April 1, July 1, and October 1 by the plan administrator. Principal and interest payments on the loans are deposited into the participants’ accounts based on their current investment allocation elections. Participants may not have more than five loans outstanding at any one time and the balance of outstanding loans for any one individual cannot exceed $50,000 or 50% of their vested account balance. Interest rates for loans ranged from 4.25% to 10.5% at December 31, 2015 and 2014, with loans maturing on various dates through 2026.
Participant Accounts
Each participant account is credited with the participant’s contributions, the Company’s contributions and an allocation of Plan earnings (losses). Plan earnings (losses) are allocated based on account balances by investment option. Expenses payable by the Plan are charged to participant accounts.
Plan Termination
The Plan was established with the expectation that it will continue indefinitely; however, the Company and the Union reserve the right to amend or terminate the Plan.

Note 2 - Summary of Significant Accounting Policies
Basis of Accounting
The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.
Benefit Payments
Benefit payments are recorded when paid.
Participant Loans Receivable
Loans receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the plan document.
Contributions
Employee contributions are recorded when withheld from participants’ pay. Employer contributions are recorded on a quarterly basis.
Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Accordingly, actual results could differ from those estimates.
Basis of Presentation
The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (Master Trust). The value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the trust, plus actual contributions and investment income (loss) based on participant account balances, less actual distributions and allocated administrative expenses. For financial reporting purposes, income on plan assets and any realized or unrealized gains or losses on such assets and expenses in the Master Trust are allocated to the Plan based on participant account balances.
The Master Trust holds assets for other Company-sponsored plans, some of which may be defined contribution plans and some defined benefit plans. Because the Plan’s interest in the Master Trust is based on participant investment options, there are certain Master Trust investments in which the Plan does not invest.
Valuation of Investments and Income Recognition
The Plan’s investment in the Master Trust is recorded at an amount equal to the Plan’s interest in the underlying investments of the Master Trust. Investments of the Master Trust are stated at fair value. Shares of registered investment company funds are valued at the net asset value as reported by the fund managers at year-end. Common and preferred stock are stated at fair value based on published market closing prices. Fixed income investments are valued on the basis of valuations furnished by Company-approved independent pricing services. These services determine valuations for normal institutional-size trading units of such securities using valuation models or matrix pricing, which incorporates yield and/or price with respect to bonds that are considered comparable in characteristics such as rating, interest rate and maturity date and quotations from security dealers to determine current value.
If these valuations are deemed to be either not reliable or not readily available, the fair value will be determined in good faith by the Company. The fair value of the common collective trusts are valued at the net asset value on the last business day of the year. Limited partnerships including real estate trusts, are valued at estimated fair value based on fair value as reported in their audited financial statements, as well as information received from the investment advisor. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.
Administrative Expenses
Certain administrative expenses, such as Trustee, record keeping, and investment manager fees are paid by the Master Trust and are netted against Master Trust investment income (loss). Expenses paid by the Plan include legal and audit fees. Certain other administrative expenses are paid by the Company.

Risks and Uncertainties
Investments are exposed to various risks, such as interest rate and market risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in values of investments in the near term could materially affect the amount reported in the Statements of Assets Available for Benefits and the Statement of Changes in Assets Available for Benefits.
The Plan invests a portion of its assets in securities with contractual cash flows, such as asset-backed securities, collateralized mortgage obligations and commercial mortgage-backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies and/or defaults, and may be adversely affected by shifts in the market’s perception of the issuers, including the issuers’ creditworthiness. Early repayment of principal on some mortgage–related securities may expose the Plan to a lower rate of return upon reinvestment of the principal.
The Plan also invests in foreign securities. Investing in foreign securities may include certain risks and considerations not typically associated with investing in U.S. securities, such as fluctuating currency values and changing local and regional economic, political and social conditions, which may result in greater market volatility. In addition, certain foreign securities may not be as liquid as U.S. securities.
New Accounting Standards
In May 2015, the Financial Accounting Standards Board (FASB) issued ASU 2015-07, Fair Value Measurement (Topic 820) Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). ASU 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. ASU 2015-07 is effective for the fiscal year ending December 31, 2016, with early adoption permitted. This standard involves presentation and disclosure and, therefore, is not expected to have a material impact on the Plan’s Statement of Net Assets Available for Benefits.
In July 2015, the FASB issued ASU 2015-12, Balance Sheet (Topic 210): Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965); (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient. Part II of the ASU eliminates the requirement to disclose investments that represent 5% or more of net assets available for benefits and the net appreciation or depreciation for investments by general type. Additionally, Part II requires that investments of employee benefit plans be grouped only by general type, eliminating the need to disaggregate the investment in multiple ways. While ASU 2015-12 is effective for the fiscal year ending December 31, 2016, we elected to early adopt this standard in 2015. The Plan's financial statements reflect the early adoption including retrospective application, as allowed by the accounting standard. This standard involves presentation and disclosure and, therefore, does not have a material impact on the Plan's Statement of Net Assets Available for Benefits.

Note 3 - Federal Income Taxes
The Internal Revenue Service has determined and informed the Company by a letter dated November 11, 2012, that the Plan and related Master Trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.
Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2015, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to United States income tax examinations for years prior to 2012.

Note 4 - Master Trust
As discussed in Note 2, the Plan participates in the Master Trust. The Trustee holds the Master Trust’s investment assets, provides administrative functions for each of the Plans participating in the Master Trust, and executes investment transactions as directed by participants.
The following Xerox employee benefit plans represent the following percentages in the net assets of the Master Trust, for the year ended December 31:

	2015	2014
Xerox Corporation Savings Plan	57.6%	57.0%
Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards	3.1%	3.2%
Xerox Corporation Retirement Income Guarantee Plan	36.5%	37.0%
Retirement Income Guarantee Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards	2.8%	2.8%
	100.0%	100.0%

The following financial information is presented for the Master Trust.
Statements of Net Assets of the Master Trust are as follows:

	December 31,
	2015	2014
Assets
Investments at fair value
Short term investments	$315,217	$351,174
Fixed income investments	1,286,823	1,361,735
Xerox common stock	69,301	137,970
Registered investment companies	659,777	753,606
Common and preferred stock	1,329,623	1,478,191
Common collective trusts	2,938,279	3,152,152
Interest in real estate trusts	21,054	28,918
Interest in partnerships/joint ventures	516,622	529,457
Interest in restricted stock	3,083	947
Unrealized gain on foreign exchange contracts	1,292	3,699
Purchased options and swaptions	762	2,375
Variation margin on futures	114	62
Premiums paid for open swap contracts	2,672	3,592
Unrealized gain on open swap contracts	785	2,371
	7,145,404	7,806,249
Cash	134,562	2,148
Cash, segregated	10,938	3,771
Receivables
Accrued dividends and interest	19,257	17,350
Receivable for securities sold	3,953	4,129
Other Assets	3,425	7,686
Total assets	7,317,539	7,841,333
Liabilities
Due to trustee	—	6,577
Due to broker	700	1,623
Payable for securities purchased	126,441	29,890
Accrued expenses	11,631	6,997
Unrealized loss on foreign exchange contracts	930	612
Options/swaptions written at value (premium received $3,314 and $5,105, respectively)	559	2,372
Variation margin on futures	67	16
Premiums received for open swap contracts	2,052	2,208
Unrealized loss on open swap contracts	9,738	7,203
Other	5,011	3,077
Total liabilities	157,129	60,575
Net assets of the Master Trust	$7,160,410	$7,780,758

Statement of Changes in Net Assets of the Master Trust is as follows:

Year Ended December 31, 2015
Additions to net assets attributable to
Investments
Interest and dividends (net of withholding taxes of $343)	$106,381
Other	11,823
Total additions from investments	118,204
Deductions from net assets attributable to
Net transfers out of Master Trust (1)	425,356
Net depreciation of investments	269,299
Master Trust administrative expenses	43,897
Total deductions	738,552
Net decrease in net assets available for benefits	(620,348)
Net assets available for benefits
Beginning of year	7,780,758
End of year	$7,160,410

(1)	Net transfers include employer contributions, employee contributions, rollovers, benefit payments and other transfers.

Investment Strategy Fiduciary
The named fiduciary with respect to the overall investment strategy for the Master Trust investments, along with all other day to day fiduciary investment responsibilities, is the Xerox Retirement Investment Committee (XRIC). The Xerox Corporate Treasurer chairs the XRIC, which is composed of corporate members who oversee the management of the funds on a regular basis.

Note 5 - Fair Value Measurement
ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a market-based framework hierarchy for measuring fair value, and expands disclosures about fair value measurements in the notes to the financial statements. ASC 820 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value.
In accordance with ASC 820, fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date in the principal or most advantageous market of the asset.
ASC 820 established a three-tier hierarchy based on transparency of inputs to the valuation of an asset or liability:

Level 1:	Unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities.

Level 2:
Prices determined using other significant observable inputs. Observable inputs are inputs that other market participants would use in valuing a portfolio instrument. These may include quoted prices for similar securities, interest rates, foreign exchange rates, prepayment speeds, credit risk and others.

Level 3:
Prices determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used. Unobservable inputs reflect the Plan Administrator’s own assumptions about the factors market participants would use in valuing a portfolio instrument, and would be based on the best information available.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Changes in valuation techniques may result in transfers in or out of an investment's assigned level within the hierarchy. Transfers between fair value hierarchy levels are recognized at the end of the period.
The primary Level 3 assets are Real Estate and Private Equity/Venture Capital investments. The fair value of the real estate investment funds are based on the Net Asset Value (NAV) of the ownership interest in the funds. NAV information is received from the investment advisers and is primarily derived from third-party real estate appraisals for the properties owned. The fair value for the private equity/venture capital partnership investments is based on our share of the estimated fair values for the underlying investments held by these partnerships as reported in their audited financial statements. The valuation techniques and inputs for the Level 3 assets have been consistently applied for all periods presented. The investment advisers are selected by the XRIC. The authority for monitoring the valuation process of all investments is delegated by the XRIC to the Chief Investment Officer to whom the Xerox Trust Investment group reports. The Trust Investment group meets with investment advisers and performs quarterly reviews of the funds’ fair value measurements with investment advisers comparing those valuations to similar funds’ valuations outside of the Master Trust. Any changes in the fair value measurements are followed up and brought to the XRIC’s attention at their quarterly meetings.
According to the hierarchy, each security was assigned a level 1, 2 or 3, based on the policy established by the Company.

Table 1. Master Trust (Defined Contribution and Defined Benefit Plans)

	Investment Assets at Fair Value as of December 31, 2015
	Level 1	Level 2	Level 3	Total
Assets:
Short term investments	$—	$315,217	$—	$315,217
Xerox common stock	69,301	—	—	69,301
Common and preferred stock	1,329,623	—	—	1,329,623
Common collective trusts	—	2,938,279	—	2,938,279
Registered investment companies	659,777	—	—	659,777
Fixed income investments	—	1,286,823	—	1,286,823
Interest in partnerships / joint ventures	—	113,960	402,662	516,622
Interest in real estate trusts	—	—	21,054	21,054
Interest in restricted stock	—	—	3,083	3,083
Purchased options and swaptions	—	762	—	762
Unrealized gain on foreign exchange contracts	—	1,292	—	1,292
Unrealized gain on futures contracts (1)	605	—	—	605
Unrealized gain on swap contracts	—	785	—	785
Total investment assets at fair value	$2,059,306	$4,657,118	$426,799	$7,143,223

	Investment Liabilities at Fair Value as of December 31, 2015
(in thousands)	Level 1	Level 2	Level 3	Total
Liabilities:
Written options and swaptions	$—	$559	$—	$559
Unrealized loss on foreign exchange contracts	—	930	—	930
Unrealized loss on futures contracts (1)	313	—	—	313
Unrealized loss on swap contracts	—	9,738	—	9,738
Total investment liabilities at fair value	$313	$11,227	$—	$11,540

(1)	Includes cumulative appreciation (depreciation) of futures contracts. Only current day's variation margin is reported within the Statements of Net Assets of the Master Trust.

Table 2. Defined Contribution Plans only

	Investment Assets at Fair Value as of December 31, 2015
	Level 1	Level 2	Level 3	Total
Short term investments	$—	$300,205	$—	$300,205
Xerox common stock	69,301	—		69,301
Common and preferred stocks	800,484	—	—	800,484
Common collective trusts	—	2,748,925	—	2,748,925
Registered investment companies	431,279	—	—	431,279
Interest in restricted stock	—	—	3,083	3,083
Total investment assets at fair value	$1,301,064	$3,049,130	$3,083	$4,353,277
There were no transfers between any of the fair value hierarchy levels during the year.

Table 1. Master Trust (Defined Contribution and Defined Benefit Plans)

	Investment Assets at Fair Value as of December 31, 2014
	Level 1	Level 2	Level 3	Total
Assets:
Short term investments	$—	$351,174	$—	$351,174
Xerox common stock	137,970	—	—	137,970
Common and preferred stock	1,478,191	—	—	1,478,191
Common collective trusts	—	3,152,152	—	3,152,152
Registered investment companies	753,606	—	—	753,606
Fixed income investments	—	1,361,735	—	1,361,735
Interest in partnerships / joint ventures	—	125,921	403,536	529,457
Interest in real estate trusts	—	—	28,918	28,918
Interest in restricted stock	—	—	947	947
Purchased options and swaptions	—	2,375	—	2,375
Unrealized gain on foreign exchange contracts	—	3,699	—	3,699
Unrealized gain on futures contracts (1)	819	—	—	819
Unrealized gain on swap contracts	—	2,371	—	2,371
Total investment assets at fair value	$2,370,586	$4,999,427	$433,401	$7,803,414

	Investment Liabilities at Fair Value as of December 31, 2014
	Level 1	Level 2	Level 3	Total
Liabilities:
Written options and swaptions	$—	$2,372	$—	$2,372
Unrealized loss on foreign exchange contracts	—	612	—	612
Unrealized loss on futures contracts (1)	20	—	—	20
Unrealized loss on swap contracts	—	7,203	—	7,203
Total investment liabilities at fair value	$20	$10,187	$—	$10,207

(1)	Includes cumulative appreciation (depreciation) of futures contracts. Only current day's variation margin is reported within the Statements of Net Assets of the Master Trust.

Table 2. Defined Contribution Plans only

	Investment Assets at Fair Value as of December 31, 2014
	Level 1	Level 2	Level 3	Total
Short term investments	$—	$325,525	$—	$325,525
Xerox common stock	137,970	—	—	137,970
Common and preferred stocks	849,686	—	—	849,686
Common collective trusts	—	2,886,860	—	2,886,860
Registered investment companies	483,478	—	—	483,478
Interest in restricted stock	—	—	947	947
Total investment assets at fair value	$1,471,134	$3,212,385	$947	$4,684,466
There were no transfers between any of the fair value hierarchy levels during the year.
Investments of $21,321 in a Common Collective Trust fund previously classified in error as Level 1 at December 31, 2014 has been reclassified as Level 2 in accordance with the Company's leveling policy and accounting principles generally accepted in the United States of America.

Level 3 Investment Assets
The level 3 investment assets represent approximately five percent of the total Master Trust investments and are comprised of the partnerships, real estate funds and investments in restricted stock. The table below sets forth a summary of changes in the fair value of the Master Trust’s level 3 investment assets for the year ended December 31, 2015. The classification of an investment within level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement.
Table 3 . Level 3 Investment Assets

	Investment Assets at Fair Value as of December 31, 2015
	Partnerships	Real Estate	Restricted Stock	Total
Balance, Beginning of year	$403,536	$28,918	$947	$433,401
Additions:
Realized gains	49,089	1,226	—	50,315
Change in unrealized gains (1)	8,221	7,261	1,639	17,121
Purchases, issuances	47,847	390	500	48,737
	$105,157	$8,877	$2,139	$116,173
Deductions:
Realized losses	(7,513)	(949)	—	(8,462)
Change in unrealized losses (1)	(26,627)	(262)	(3)	(26,892)
Sales, settlements	(71,891)	(15,530)	—	(87,421)
	$(106,031)	$(16,741)	$(3)	$(122,775)
Balance, End of year	$402,662	$21,054	$3,083	$426,799

(1)	Change in unrealized gains (losses) relating to the investments held at Year Ended December 31, 2015 was $(9,771), which is primarily of Partnerships of $(18,406) and Real Estate of $6,999.

Table 3 . Level 3 Investment Assets

	Investment Assets at Fair Value as of December 31, 2014
	Partnerships	Real Estate	Restricted Stock	Total
Balance, Beginning of year	$378,084	$28,824	$9	$406,917
Additions:
Realized gains	31,201	1,357	—	32,558
Change in unrealized gains (1)	13,903	7,365	—	21,268
Purchases, issuances	40,285	725	1,185	42,195
	$85,389	$9,447	$1,185	$96,021
Deductions:
Realized losses	(744)	(1,500)	—	(2,244)
Change in unrealized losses (1)	(4,876)	(367)	(247)	(5,490)
Sales, settlements	(54,317)	(7,486)	—	(61,803)
	$(59,937)	$(9,353)	$(247)	$(69,537)
Balance, End of year	$403,536	$28,918	$947	$433,401

(1)	Change in unrealized gains (losses) relating to the investments held at Year Ended December 31, 2014 was $15,778, which is primarily of Partnerships of $9,027 and Real Estate of $6,998

Fair Value Measurements of the Investments in Certain Entities that are Measured at Net Asset Value per Share at December 31, 2015 (in millions):

	Fair Value
	December 31, 2015	December 31, 2014	Unfunded Commitments	Remaining Life	Redemption Frequency (If currently eligible)	Trade to Settlement Terms	Redemption Notice Period
Commingled fund investing in Fixed Income (1)	$285.4	$324.8	$—	N/A	daily, pending market conditions	1 to 3 days	N/A
Commingled fund investing in Domestic Equity (1)	611.4	650.8	—	N/A	daily, pending market conditions	1 to 3 days	N/A
Commingled fund investing in International Equity (1)	438.5	462.4	—	N/A	daily, pending market conditions	1 to 3 days	N/A
Commingled fund investing in mutual funds investing in fixed income and equity securities (1)	1,603.0	1,714.1	—	N/A	daily, pending market conditions	1 to 3 days	N/A
Partnership Fund investing in:
International Equity (2)	114.0	125.9	—	N/A	monthly	1 to 3 days	15 days
Private Equity Funds (3)	402.7	403.5	89.5	1 to 15 years	N/A	N/A	N/A
Private Real Estate Funds (4)	21.1	28.9	1.8	1 to 5 years	N/A	N/A	N/A
Total	$3,476.1	$3,710.4	$91.3

(1)
These categories represent investments in Common Collective Trusts investing in domestic equity, international equity, and fixed income securities. All the Common Collective Trust funds have daily liquidity and are not subject to any redemption restrictions at the measurement date. The funds have different trading terms varying from one to three days.

(2)
This category includes three partnership funds that invest in international equity. The funds allow for monthly redemptions and contributions on the first of each month. The fund manager must be notified by the 15th of the preceding month for redemptions and contributions.

(3)
This category includes 17 partnership funds that invest in private equity both domestically and internationally. These investments can never be redeemed during the life of the funds. Instead, distributions are received through the liquidation of the underlying assets of the funds. It is estimated that the underlying assets will be liquidated over the next 1 to 15 years. Unfunded commitments of $89.5 million remain in nine of the funds.

(4)
This category includes 9 investments in domestic and international real estate funds. The fair value of these investments is estimated using the NAV of the Trust’s ownership interest in partners’ capital. The valuation inputs of these investments are derived from third party appraisals. These investments can never be redeemed during the life of the funds. Distributions from each fund will be received as the underlying investments if the funds are liquidated over the next 1 to 5 years. Unfunded commitments of $1.8 million remain in three of the funds.

Note 6 - Derivatives Policy

The Master Trust may enter into contractual arrangements (derivatives) in carrying out its investment strategy, and is limited to the use of derivatives allowed by the Investment Policy Statement, principally to: (1) hedge a portion of the Master Trust’s portfolio to limit or minimize exposure to certain risks, (2) gain an exposure to a market more rapidly or less expensively than could be accomplished through the use of the cash markets, and (3) reduce the cost of structuring the portfolio or capture value disparities between financial instruments. The Master Trust may utilize both exchange traded investment instruments such as equity and fixed income futures and options on fixed income futures, forward currency contracts, interest rate swaps, credit default swaps (CDS), swaptions and options. When engaging in forward currency contracts and any other over-the-counter derivatives, there is exposure to credit risk in the event of non-performance by the counterparties to these transactions. The Master Trust manages this exposure through credit approvals and limited monitoring procedures. Procedures are in place to regularly monitor and report market and counterparty credit risks associated with these instruments. This counterparty risk is further mitigated through the netting provisions of various agreements with certain counterparties that permit net settlement under specific conditions and, for certain counterparties, by providing collateral. These netting provisions may be part of an International Swap and Derivative Association agreement (ISDA) or other types of agreements. Such netting provisions govern the ability to offset amounts the Master Trust owes a counterparty against amounts the counterparty owes the Master Trust (net settlement). The agreements are specific to an individual counterparty within a particular investment account and generally allow net settlement in the event of contract termination. Furthermore, these agreements generally permit termination by either party prior to maturity upon the occurrence of certain stated events, such as failure to pay or bankruptcy. In addition, ISDAs specify other events, the occurrence of which would allow one of the parties to terminate. Collateral requirements are determined based on the net aggregate unrealized gain or loss on all bilateral derivatives with each counterparty, subject to minimum transfer amounts. Any additional collateral required due to changes in securities values is transferred the next business day.
The Master Trust discloses all derivatives on the Statement of Net Assets of the Master Trust (Footnote 4) on a gross basis. All collateral amounts (pledged and received) for the individual types of derivatives are disclosed in the following notes.
During the years ended December 31, 2015 and 2014, derivatives were used only in the defined benefit plans of the Master Trust.

The following is a summary of the significant accounting policies associated with the Master Trust’s use of derivatives.
Forward Foreign Currency Exchange Contracts
Forward currency contracts are generally utilized to hedge a portion of the currency exposure that results from the Master Trust’s holdings of equity and fixed income securities denominated in foreign currencies.
Forward currency contracts are generally marked-to-market at the prevailing forward exchange rate of the underlying currencies and the difference between contract value and market value is recorded as unrealized appreciation (depreciation) in Master Trust net assets. When the forward currency contract is closed, the Master Trust transfers the unrealized appreciation (depreciation) to a realized gain (loss) equal to the change in the value of the forward exchange contract when it was opened and the value at the time it was closed or offset. Sales and purchases of forward currency contracts having the same settlement date and broker are offset, and any gain (loss) is realized on the date of offset.
Certain risks may arise upon entering into a forward currency contract from the potential inability of counterparties to meet the terms of their contracts. Additionally, when utilizing forward currency contracts to hedge, the Master Trust gives up the opportunity to profit from favorable exchange rate movements during the term of the contract. As of December 31, 2015 and 2014, the value of currencies under forward currency contracts represents less than 1% of total investments.
A summary of open forward currency contracts of the Master Trust at December 31, 2015 is presented below:

	2015
	Maturity Date	Notional Value	Gross Amounts of Unrealized Gains in the Statement of Net Assets	Gross Amounts of Unrealized Liabilities in the Statement of Net Assets	Net Amount of Unrealized Gain/(Loss)
Australian Dollar	2/11/2016-2/16/2016	$5,938	$4	$(120)	$(116)
Brazilian Real	1/5/2016-2/2/2016	5,417	103	(17)	86
Canadian Dollar	2/16/2016	1,057	50	(1)	49
Danish Krone	2/16/2016	3,862	12	—	12
Euro	2/11/2016-2/16/2016	52,619	61	(200)	(139)
Hong Kong Dollar	2/16/2016	5,087	—	(1)	(1)
Indian Rupee	1/21/2016	2,783	2	(3)	(1)
Japanese Yen	1/5/2016-2/16/2016	30,719	77	(336)	(259)
Mexican Peso	3/14/2016	343	4	—	4
New Israeli Sheqel	2/16/2016	400	—	—	—
New Zealand Dollar	2/16/2016	242	—	(9)	(9)
Norwegian Kroner	2/16/2016	1,125	38	—	38
Pound Sterling	1/5/2016-2/16/2016	41,716	843	(77)	766
Singapore Dollar	2/16/2016	665	4	—	4
Swedish Krona	2/16/2016	6,669	—	(154)	(154)
Swiss Franc	2/16/2016	12,493	87	(12)	75
Yuan Renminbi	10/11/2016	1,193	7	—	7
		$172,328	$1,292	$(930)	$362
At December 31, 2015, the Master Trust had pledged cash collateral of $58 to counterparties.

A summary of open forward currency contracts of the Master Trust at December 31, 2014 is presented below:

	2014
	Maturity Date	Notional Value	Gross Amounts of Unrealized Gains in the Statement of Net Assets	Gross Amounts of Unrealized Liabilities in the Statement of Net Assets	Net Amount of Unrealized Gain/(Loss)
Australian Dollar	1/5/2015-2/12/2015	$2,901	$106	$(18)	$88
Brazilian Real	1/5/2015-7/2/2015	4,989	17	(28)	(11)
Canadian Dollar	2/12/2015	800	12	—	12
Danish Krone	2/12/2015	3,195	113	—	113
Euro	2/12/2015-2/19/2015	68,760	1,621	(297)	1,324
Hong Kong Dollar	2/12/2015	3,819	2	—	2
Indian Rupee	2/26/2015	1,448	—	(10)	(10)
Japanese Yen	1/5/2015-2/12/2015	41,035	782	(198)	584
Mexican Peso	2/5/2015	2,390	15	(54)	(39)
Norwegian Kroner	2/12/2015	1,023	93	—	93
Pound Sterling	2/3/2015-2/12/2015	26,414	401	(4)	397
Singapore Dollar	2/12/2015	170	—	(3)	(3)
Swedish Krona	2/12/2015	6,693	393	—	393
Swiss Franc	2/12/2015	5,642	144	—	144
		$169,279	$3,699	$(612)	$3,087

Futures Contracts
The Master Trust used equity index and fixed income futures contracts to manage exposure to the market. Buying futures tends to increase the Master Trust’s exposure to the underlying instrument. Selling futures tends to decrease the Master Trust’s exposure to the underlying instrument held or hedge the fair value of other fund investments. The Master Trust does not employ leverage in its use of derivatives. Futures contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a futures contract, the Master Trust is required to deposit either in cash or securities an amount (initial margin) equal to a certain percentage of the nominal value of the contract. Pursuant to the futures contract, the Master Trust agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in the value of the futures contract. Such receipts or payments are known as “variation margin” which are generally settled daily and are included in the unrealized gains (losses) on futures contracts. The Master Trust will record a variation margin receivable or payable in the Master Trust net assets for variation margins which have not yet been paid at the end of the year.
Futures contracts involve, to varying degrees, credit and market risks. The Master Trust enters into futures contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the futures contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instruments or if there is an illiquid secondary market for the contracts. In addition, there is the risk that there may not be an exact correlation between a futures contract and the underlying index or security. As of December 31, 2015 and 2014, the unrealized gain/loss of future contracts represents less than 1% of total investments.
As of December 31, 2015, cash balances of $371 were pledged to cover margin requirements for open futures contracts.
As of December 31, 2014, U.S. Government Securities with market value of $383, and cash balances of $113, , were pledged to cover margin requirements for open futures contracts.

A summary of open fixed income futures of the Master Trust is presented below for the year ended:

	December 31, 2015			December 31, 2014
	Contracts Long / (Short)	Notional Value	Unrealized Gain / (Loss)	Contracts Long / (Short)	Notional Value	Unrealized Gain / (Loss)
90 day Eurodollar Future	$(831)	$(207,750)	$500	$—	$—	$—
Euro-BTP Future	(5)	(500)	8	—	—	—
Euro-Bond Future	5	500	(12)	—	—	—
US Treasury 2-30 year Futures	338	33,300	(204)	123	20,184	799
	$(493)	$(174,450)	$292	$123	$20,184	$799

Interest Rate and Credit Default Swaps and Swaptions
The Master Trust may invest in interest rate swap contracts. The Master Trust uses interest rate swap contracts to manage its exposure to interest rates. Interest rate swap contracts typically represent the exchange between the Master Trust and a counterparty of respective commitments to make variable rate and fixed rate payments with respect to a notional amount of principal. Such contracts have a term coincident with the maturity date of the Master Trust, with settlement scheduled for the termination date of the contract.
During the period that the swap contract is open, the contract is marked-to-market as the net amount due to or from the Master Trust in accordance with the terms of the contract based on the closing level of the relevant index or security and interest accrual through the valuation date. Swaps are marked-to-market daily based upon values from third party vendors or quotations from market makers to the extent available and the change in value, if any, is recorded as an unrealized gain or loss on the Statement of Net Assets Available for Benefits. Periodic cash settlements on interest rate swaps are recorded as realized gains or losses. Interest rate swap contracts may include extended effective dates.

Entering into a swap contract involves, to varying degrees, elements of credit, market and/or interest rate risk in excess of the amounts reported in the Statement of Net Assets of the Master Trust. Notional principal amounts are used to express the extent of involvement in the transactions, but are not delivered under the contracts. Accordingly, credit risk is limited to any amounts receivable from the counterparty. To reduce credit risk from potential counterparty default, the Master Trust enters into swap contracts with counterparties whose creditworthiness has been approved by the Company. The Master Trust bears the market risk arising from any change in index or security values or interest rates. Under certain circumstances, the Master Trust may be required to pledge collateral to or may receive collateral from swap counterparties. Initial upfront payments received or made upon entering into a swap contract are included in the fair value of the swap.

The following interest rate swap contracts were open at December 31, 2015:

Description	Fixed rate	Maturity Date	Notional Amount	Premiums Paid (Received)	Value	Unrealized Gain/Loss
Pay Fixed and Receive 12-Month EMU CPTFE	0.95%-1.01%	2020	$4,400	$—	$(25)	$(25)
Pay Fixed and Receive 12-Month USCPI	1.27%-1.53%	2016-2020	7,100	—	34	34
Pay Fixed and Receive 3-Month LIBOR USD	1.30%-2.75%	2017-2045	161,650	(397)	(1,734)	(1,337)
Pay Fixed and Receive 6-Month EURIBOR	0.35%-1.50%	2017-2046	17,750	(9)	(49)	(40)
Pay Fixed and Receive 6-Month LIBOR GBP	2.00%-2.25%	2026-2046	5,100	27	(6)	(33)
Pay Fixed and Receive 6-Month LIBOR JPY	0.50%-1.00%	2021-2024	1,187,600	11	(395)	(406)
Pay Fixed and Receive USD MCPI	1.54%	2016	300	—	(6)	(6)
Pay 3-Month LIBOR USD and Receive Fixed	2.00%-2.77%	2025-2045	426,735	31	(4,364)	(4,395)
Pay 9-Month MEXIBOR and Receive Fixed	6.80%	2023	28,400	14	71	57
Pay Brazilian CDI and Receive Fixed	12.91%-13.73%	2018-2021	15,200	(2)	(299)	(297)
Pay 28-day MX Interbank TIIE and Receive Fixed	5.61%-6.19%	2021-2035	150,400	40	(550)	(590)
			$2,004,635	$(285)	$(7,323)	$(7,038)

The following CDS contracts were open at December 31, 2015:

Reference Obligation	Moody's Credit Rating	Fixed rate	Maturity Date	Buy/Sell	Notional Amount	Premiums Paid (Received)	Value	Unrealized Gain/(Loss)
CDX.NA.HY.24	Not Rated	5.00%	2020	Sell	$7,128	$494	$267	$(227)
CDX.NA.HY.25	Not Rated	5.00%	2020	Sell	6,500	80	78	(2)
CDX.NA.IG.19	Not Rated	1.00%	2017	Sell	33,700	181	374	193
CDX.NA.IG.23	Not Rated	1.00%	2019	Sell	17,000	271	111	(160)
CDX.NA.IG.24	Not Rated	1.00%	2020	Sell	34,900	622	221	(401)
CDX.NA.IG.25	Not Rated	1.00%	2020	Sell	61,300	467	335	(132)
Chesapeake Energy Corporation	B3	5.00%	2020	Sell	1,075	36	(746)	(782)
CMBX.NA.AAA Indices	Not Rated	0.50%	2057	Sell	8,900	(478)	(433)	45
D.R. Horton, Inc.	Ba1	1.00%	2018-2019	Sell	2,700	(15)	35	50
ENCANA CORPORATION	Baa2	1.00%	2018	Sell	600	(1)	6	7
ENERGY TRANSFER PARTNERS, L.P.	Baa3	1.00%	2020	Sell	1,700	(83)	(160)	(77)
Federative Republic of Brazil	Baa3	1.00%	2018-2020	Sell	3,200	(238)	(330)	(92)
GAZPROM PUBLIC JOINT STOCK COMPANY	Ba1	1.00%	2019	Sell	3,100	(327)	(239)	88
iTraxx Europe Crossover Series 24 Version 1	Not Rated	5.00%	2020	Sell	700	94	84	(10)
iTraxx Europe Series 24 Version 1	Not Rated	1.00%	2020-2025	Sell	7,050	16	34	18
MetLife, Inc.	A3	1.00%	2019	Sell	1,300	16	18	2
NRG Energy, Inc.	B1	5.00%	2018	Sell	3,200	251	97	(154)
People's Republic of China	Aa3	1.00%	2020	Sell	1,600	(2)	(4)	(2)
PETROLEO BRASILEIRO S/A PETROBRAS	Ba3	1.00%	2018-2019	Sell	2,950	(125)	(566)	(441)
Republic of Italy	Baa2	1.00%	2019-2020	Sell	15,200	(199)	(21)	178
Sberbank	A3	1.00%	2019	Sell	1,700	(32)	(29)	3
TESCO PLC	Ba1	1.00%	2019	Sell	1,000	(25)	(23)	2
The Goldman Sachs Group, Inc.	A3	1.00%	2020	Sell	3,000	7	23	16
United Mexican States	A3	1.00%	2018-2019	Sell	8,900	(45)	(174)	(129)
VIRGIN MEDIA FINANCE PLC	B2	5.00%	2019-2021	Sell	1,200	14	62	48
VOLKSWAGEN AKTIENGESELLSCHAFT	A3	1.00%	2016-2020	Sell	2,450	(74)	(30)	44
					$232,053	$905	$(1,010)	$(1,915)
CDS contracts are agreements in which one party pays fixed periodic payments to a counterparty in consideration for a guarantee from the counterparty to make a specific payment should a specified negative credit event(s) take place. The Master Trust entered into CDS contracts to hedge the Master Trust’s exposure on a debt security that it owns or in lieu of selling such debt security.
As the purchaser of a CDS contract, the Master Trust purchases protection by paying a periodic interest rate on the notional amount to the counterparty. The interest amount is accrued daily as a component of unrealized appreciation (depreciation) and is recorded as a realized loss upon payment. If a credit event as specified in the contract occurs, the Master Trust may have the option either to deliver the reference obligation to the seller in exchange for a cash payment of its par amount, or to receive a net cash settlement equal to the par amount less an agreed-upon value of the reference obligation as of the date of the credit event. The difference between the value of the obligation or cash delivered and the notional amount received will be recorded as a realized gain (loss).

As the seller of a CDS contract, the Master Trust sells protection to a buyer and will generally receive a periodic interest rate on the notional amount. The interest amount is accrued daily as a component of unrealized appreciation (depreciation) and is recorded as a realized gain upon receipt of the payment. If a credit event as specified in the contract occurs, the Master Trust may either be required to accept the reference obligation from the buyer in exchange for a cash payment of its notional amount, or to pay the buyer a net cash settlement equal to the notional amount less an agreed-upon value of the reference obligation as of the date of the credit event. The difference between the value of the obligation or cash received and the notional amount paid will be recorded as a realized gain (loss). The maximum potential amount of undiscounted future payments the Master Trust could be required to make as the seller of protection under a CDS contract is equal to the notional amount of the reference obligation.
As a protection seller, the Master Trust bears the risk of loss from the credit events specified in the contract. Although specified events are contract specific, credit events are generally defined as bankruptcy, failure to pay, restructuring, obligation acceleration, obligation default, or repudiation/moratorium. For CDS contracts on credit indices, quoted market prices and resulting market values serve as an indicator of the current status of the payment/performance risk. Increasing market values, in absolute terms when compared to the notional amount of the swap, represent a deterioration of the reference entity’s credit soundness and a greater likelihood or risk of default or other credit event occurring as defined under the terms of the contract. CDS contracts are valued daily, and the change in value is recorded as unrealized appreciation (depreciation) until the termination of the swap, at which time a realized gain (loss) is recorded.
CDS contracts are subject to counterparty credit risk, leverage risk, hedging risk, correlation risk, liquidity risk and general market risk. The Master Trust will enter into CDS transactions only with counterparties that meet certain standards of creditworthiness.
At December 31, 2015, the Master Trust had pledged cash collateral of $10,517 to swap counterparties.

The following interest rate swap contracts were open at December 31, 2014:

Description	Fixed rate	Maturity Date	Notional Amount	Premiums Paid (Received)	Value	Unrealized Gain/Loss
Pay Fixed and Receive 6-Month EURIBOR	1.25%	2025	$6,900	$60	$(331)	$(391)
Pay Fixed and Receive 12-Month EURIBOR	0.35%-1.00%	2017-2019	1,050	(1)	(16)	(15)
Pay Fixed and Receive 12-Month USCPI	1.53%	2016	1,000	—	(16)	(16)
Pay Fixed and Receive 3-Month EURIBOR	0.40%	2015	16,800	—	(7)	(7)
Pay Fixed and Receive 3-Month LIBOR USD	1.00%-3.11%	2019-2034	41,600	(359)	(1,735)	(1,376)
Pay Fixed and Receive 6-Month LIBOR GPB	2.75%	2025	5,800	(145)	(735)	(590)
Pay Fixed and Receive 6-Month LIBOR JPY	1.00%	2023-2024	1,143,600	16	(305)	(321)
Pay Fixed and Receive Eurostat Eurozone HICP	0.75%-1.05%	2019	11,000	—	(239)	(239)
Pay Fixed and Receive Eurostat Eurozone MCPI	1.54%	2016	300	—	(5)	(5)
Pay-28 day MX Interbank TIIE and Receive Fixed	5.61%-6.80%	2021-2023	86,800	27	104	77
Pay 3 Month BBSW and Receive Fixed	3.25%	2017	53,100	(53)	373	426
Pay 3 Month LIBOR USD and Receive Fixed	1.64%-3.06%	2022-2044	91,400	—	(2,880)	(2,880)
			$1,459,350	$(455)	$(5,792)	$(5,337)

The following CDS contracts were open at December 31, 2014:

Reference Obligation	Moody's Credit Rating	Fixed rate	Maturity Date	Buy/Sell	Notional Amount	Premiums Paid (Received)	Value	Unrealized Gain/(Loss)
BARRICK GOLD CORPORATION	Baa2	1.00%	2018-2019	Sell	$900	$(32)	$(12)	20
BRAZIL GOVT	Baa2	1.00%	2018-2024	Sell	5,000	(270)	(158)	112
CDX.NA.HY.23	Not Rated	5.00%	2,019	Sell	8,400	486	522	36
CDX.NA.IG.19	Not Rated	1.00%	2017	Sell	33,700	186	634	448
CDX.NA.IG.23	Not Rated	1.00%	2,019	Sell	83,500	1,326	1,342	16
COMMONWEALTH BANK OF AUSTRALIA	Not Rated	1.00%	2,019	Sell	1,000	(5)	14	19
D.R. HORTON INC	Ba1	1.00%	2018-2019	Sell	2,700	(154)	(42)	112
ENCANA CORP	Baa2	1.00%	2,018	Sell	600	(14)	(12)	2
FINMECCANICA SPA	Ba1	5.00%	2,018	Sell	1,300	147	225	78
FORD MOTOR CO	Baa3	5.00%	2,019	Sell	200	39	36	(3)
GAZPROM OAO VIA GAZ CAPITAL SA	Baa2	1.00%	2,019	Sell	3,100	(327)	(676)	(349)
GENERAL MOTORS CO	Ba1	5.00%	2,019	Sell	900	149	134	(15)
GREEK GOVT	Not Rated	1.00%	2015-2019	Sell	1,100	(51)	(93)	(42)
ITALY GOVT	Baa2	1.00%	2018-2019	Sell	21,300	(253)	(107)	146
ITRAXX EUROPE CROSSOVER SERIES 20	Not Rated	5.00%	2,018	Sell	700	102	102	—
ITRAXX EUROPE SERIES 22	Not Rated	1.00%	2,019	Sell	12,250	218	221	3
KB HOME	B2	5.00%	2018-2019	Sell	1,550	95	151	56
METLIFE INC	A3	1.00%	2,019	Sell	3,800	46	74	28
MEXICO GOVT	A3	1.00%	2018-2019	Sell	8,900	(23)	60	83
MGM RESORTS INTERNATIONAL	B3	5.00%	2,018	Sell	1,500	6	124	118
NEWMONT MINING CORP (HOLDING CO)	Baa2	1.00%	2,019	Sell	200	(10)	(3)	7
NRG ENERGY INC	B1	5.00%	2,018	Sell	3,200	251	326	75
PETROBRAS GLOBAL FINANCE BV	Baa2	1.00%	2018-2019	Sell	3,000	(167)	(395)	(228)
RUSSIAN GOVT	Baa2	1.00%	2,019	Sell	900	(99)	(142)	(43)
SBERBANK OF RUSSIA VIA SB CAPITAL SA	A3	1.00%	2,019	Sell	1,700	(161)	(344)	(183)
SPAIN GOVT	Baa2	1.00%	2,019	Sell	13,400	138	120	(18)
TESCO PLC	Baa3	1.00%	2,019	Sell	1,000	9	(44)	(53)
UNITYMEDIA KABELBW GMBH	B3	5.00%	2,021	Sell	400	56	79	23
VIRGIN MEDIA FINANCE PLC	B2	5.00%	2019-2021	Sell	1,200	153	210	57
					$217,400	$1,841	$2,346	$505

The following swaption contracts were open at December 31, 2015:

(Written) Purchased	Pay/Receive Floating rate	Description	Floating Rate Index	Exercise Rate	Expiration Date	Notional Amount	Value
Written	Pay	10-Year Interest Rate Swaption (Put)	3-Month USD-LIBOR	1.95%-3.00%	2016	$(10,100)	$(39)
Written	N/A	5-Year Credit Default Swaption	CDX.O IG25	0.95%-1.25%	2016	(46,550)	(43)
Written	Pay	5-Year Interest Rate Swaption (Put)	3-Month USD-LIBOR	2.80%-5.20%	2016-2017	(193,300)	(426)
Purchased	Pay	2-Year Interest Rate Swaption (Call)	3-Month USD-LIBOR	1.20%	2016	13,800	27
Purchased	Pay	30-Year Interest Rate Swaption (Put)	3-Month USD-LIBOR	3.02%-5.20%	2016-2017	51,200	701
						$(184,950)	$220
The Master Trust may write or purchase interest rate swaption agreements which are options to enter into a pre-defined swap agreement by some specified date in the future. The writer of the swaption becomes a counterparty to the swap if the buyer exercises. The interest rate swaption agreement will specify whether the buyer of the swaption will be a fixed rate receiver or a fixed rate payer upon exercise. Options on swap contracts are considered over-the-counter financial derivative instruments that derive their value from underlying asset prices, indices, reference rates, and other inputs or a combination of these factors. These contracts are normally valued on the basis of broker dealer quotations or by pricing service providers.
In 2015, total premiums received for written options were $3,314.

The following swaption contracts were open at December 31, 2014:

(Written) Purchased	Pay/Receive Floating rate	Description	Floating Rate Index	Exercise Rate	Expiration Date	Notional Amount	Value
Written	Pay	10-Year Interest Swaption (Call)	3-Month USD-LIBOR	2.2%-2.3%	2015	$(32,200)	$(337)
Written	Pay	10-Year Interest Swaption (Call)	6 Month EURIBOR	1.0%	2015	(1,700)	(33)
Written	Pay	10-Year Interest Swaption (Put)	3-Month USD-LIBOR	2.8%-3.6%	2015	(90,575)	(9)
Written	Pay	10-Year Interest Swaption (Put)	6-Month EURIBOR	1.6%	2015	(1,700)	1
Written	Pay	2-Year Interest Swaption (Call)	6-Month EURIBOR	0.4%	2015	(10,800)	(42)
Written	Pay	2-Year Interest Swaption (Put)	6-Month EURIBOR	0.4%	2015	(10,800)	(10)
Written	Pay	30-Year Interest Swaption (Put)	3-Month USD-LIBOR	3.9%	2017	(21,200)	(196)
Written	Pay	5-Year Credit Default Rate Swaption	CDX.O IG23	0.9%-1.0%	2015	(36,800)	(23)
Written	Pay	5-Year Credit Default Rate Swaption	ITRAXX.0	0.5%-0.6%	2015	(3,100)	(3)
Written	Pay	5-Year Interest Rate Swaption (Put)	3-Month USD-LIBOR	5.2%	2016	(6,200)	(4)
Written	Pay	5-Year Interest Swaption (Put)	3-Month USD-LIBOR	3.8%-4.0%	2017	(154,500)	(1,409)
Written	Pay	EU22 Credit Default Rate Swaption	ITRAXX.0	0.5%-1.0%	2015	(28,100)	(17)
Purchased	Pay	10-Year Interest Swaption (Call)	3-Month USD-LIBOR	2.3%	2015	145,700	907
Purchased	Pay	2-Year Interest Swaption (Call)	3-Month USD-LIBOR	1.1%	2015	84,400	156
Purchased	Pay	30-Year Interest Swaption (Put)	3-Month USD-LIBOR	3.9%-5.2%	2015-2017	81,100	1,312
						$(86,475)	$293
In 2014, total premiums received were $5,105. At December 31, 2014, the Master Trust was in receipt of cash collateral of $590 from the broker for swaptions.

Options Contracts
The Master Trust may purchase and sell put and call options on securities. The Master Trust uses options to manage against changes in the market value of the Master Trust’s investments, mitigate exposure to fluctuations in currency values, or interest rates, or protect the Master Trust’s unrealized gains. In addition, the Master Trust may use options to facilitate investment transactions by protecting the Master Trust against a change in the market price of the investment, enhance potential gains, or as a substitute for the purchase or sale of securities or currency.
Exchange-traded options are valued using the National Best Bid and Offer (NBBO) close price. If the NBBO close price is not available, the NBBO bid (for long positions) or NBBO Ask (for short positions) will be used to value the option contract. Options traded over-the-counter are valued using a broker quotation or an internal valuation using an options pricing model such as Black-Scholes.
When the Master Trust writes an option, the premium received is recorded as a liability and is subsequently adjusted to the current fair value of the option written. Premiums received from writing options that expire unexercised are treated by the Master Trust on the expiration date as realized gains from written options. The difference between the premium and the amount paid for a closing purchase, including brokerage commissions, is also recorded as a realized gain/(loss). When an instrument is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of an instrument acquired or deducted from (or added to) the proceeds of the instrument sold.
Writing puts and buying calls may increase the Master Trust’s exposure to changes in the value of the underlying instrument. Buying puts and writing calls may decrease the Master Trust’s exposure to such changes. Losses may arise when buying and selling options if there is an illiquid secondary market for the options, which may cause a party to receive less than would be received in a liquid market, or if the counterparties do not perform under the term of the options.

Below is a summary of the purchased and written option contracts outstanding as of December 31, 2015:

Purchased options

Description	Notional Amount	Expiration Date	Value
OTC ECAL USD VS CNH CALL at 7.00	$(1,200)	9/29/2016	$(18)
OTC ECAL USD VS CNH CALL at 7.00	(780)	12/7/2016	(14)
OTC ECAL USD VS CNH CALL at 7.05	(990)	12/8/2016	(17)
OTC ECAL USD VS CNH PUT at 6.28	(1,200)	9/29/2016	(2)
			$(51)

Written options

Description	Notional Amount	Expiration Date	Value
OTC ECAL USD VS CNH CALL at 6.70	$1,200	9/29/2016	$34

At December 31, 2014, the Master Trust had written foreign currency options outstanding in the notional amount of $9,000 and a value of $290. These options expired in 2015.
During the years ended December 31, 2015 and 2014, the Master Trust used purchased and written options to protect the portfolio from adverse movements in securities prices and enhance return.

The following table presents the values of the derivatives carried on the Statements of Net Assets and the Statement of Changes in Net Assets of the Master Trust as of December 31, 2015:
Fair Value of Asset and Liability Derivative Contracts at December 31, 2015

Derivatives not accounted for as hedging instruments	Equity	Foreign Exchange	Interest Rate / Credit Default	Total
Assets:
Unrealized gain on futures contracts (1)	$605	$—	$—	$605
Purchased options and swaptions	—	—	762	762
Unrealized gain on foreign exchange contracts	—	1,292	—	1,292
Unrealized gain on open swap contracts	—	—	785	785
	$605	$1,292	$1,547	$3,444
Liabilities:
Unrealized loss on futures contracts (1)	$313	$—	$—	$313
Options and swaptions written at value	—	—	559	559
Unrealized loss on foreign exchange contracts	—	930	—	930
Unrealized loss on open swap contracts	—	—	9,738	9,738
	$313	$930	$10,297	$11,540

(1)	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statements of Net Assets of the Master Trust.

The following table presents the values of the derivatives carried on the Statements of Net Assets and the Statement of Changes in Net Assets of the Master Trust as of December 31, 2014:

Fair Value of Asset and Liability Derivative Contracts at December 31, 2014

Derivatives not accounted for as hedging instruments	Equity	Foreign Exchange	Interest Rate / Credit Default	Total
Assets:
Unrealized gain on futures contracts (1)	$819	$—	$—	$819
Purchased options and swaptions	—	—	2,375	2,375
Unrealized gain on foreign exchange contracts	—	3,699	—	3,699
Unrealized gain on open swap contracts	—	—	2,371	2,371
	$819	$3,699	$4,746	$9,264
Liabilities:
Unrealized loss on futures contracts (1)	$20	$—	$—	$20
Options and swaptions written at value	—	—	2,372	2,372
Unrealized loss on foreign exchange contracts	—	612	—	612
Unrealized loss on open swap contracts	—	—	7,203	7,203
	$20	$612	$9,575	$10,207

(1)	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statements of Net Assets of the Master Trust.

Effect of Derivative Instruments on the Statement of Changes in Net Assets of the Master Trust for 2015

Derivatives not accounted for as hedging instruments	Net Appreciation / (Depreciation)
Futures contracts	$(777)
Foreign currency transactions	(329)
Swaptions contracts	5,667
Swap contracts	(7,638)
$(3,077)
During the year ended December 31, 2015, the average notional value of futures contracts purchased was $21,842 and the average notional value of futures contracts sold was $377,725. The average notional value of written options contracts was $4,048. There were $400 purchased options contracts in 2015. The average notional value of purchased swaptions contracts was $217,067 and the average notional value of written swaptions contracts was $239,667. The average notional value of interest rate swap contracts was $1,671,131 and the average notional value of CDS contracts was $221,936. The average notional value of forward foreign currency exchange contracts purchased was $37,374 and the average notional value of forward foreign currency exchange contracts sold was $179,403.

Effect of Derivative Instruments on the Statement of Changes in Net Assets of the Master Trust for 2014

Derivatives not accounted for as hedging instruments	Net Appreciation / (Depreciation)
Futures contracts	$3,351
Foreign currency transactions	1,485
Swaptions contracts	12,840
Swap contracts	23,803
$41,479
During the year ended December 31, 2014, the average notional value of futures contracts purchased was $38,238 and the average notional value of futures contracts sold was $19,917. The average notional value of purchased options contracts was $5,500. There were no purchased options contracts in 2014. The average notional value of purchased swaptions contracts was $493,942 and the average notional value of written swaptions contracts was $460,292. The average notional value of interest rate swap contracts was $1,074,467 and the average notional value of CDS contracts was $171,001. The average notional value of forward foreign currency exchange contracts purchased was $33,384 and the average notional value of forward foreign currency exchange contracts sold was $149,386.

Note 7 - Securities Lending

The Master Trust is not restricted from lending securities to other qualified financial institutions, provided such loans are callable at any time and are at all times fully collateralized by cash (including both U.S. and foreign currency), cash equivalents or securities issued or guaranteed by the U.S. government or its agencies and the sovereign debt of foreign countries. The portfolios may bear the risk of delay in recovery of, or even of rights in, the securities loaned should the borrower of the securities fail financially. Consequently, loans of portfolio securities will only be made to firms deemed by the sub-advisors to be creditworthy. The portfolios receive compensation for lending their securities either in the form of fees or by retaining a portion of interest on the investment of any cash received as collateral. Cash collateral, if any, is invested in the State Street Quality A Short Term Investment Fund. There were no securities loaned by the Master Trust at December 31, 2015.

Note 8 - Related Party Transactions and Parties-in-Interest Transactions

The Plan, along with the Xerox Corporation Savings Plan, invest in a unitized stock fund, The Xerox Stock Fund (the Fund), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2015, the Plans purchased common shares in the Fund in the approximate amount of $42,450, sold common shares in the Fund in the approximate amount of $78,683, and had net depreciation in the Fund of approximately $32,435. The total value of the Plans’ investment in the Fund was approximately $69,301 and $137,970 at December 31, 2015 and 2014, respectively. During 2015, dividends paid on Xerox Corporation common shares amounted to $2,422. These transactions, as well as participant loans, qualify as party-in-interest transactions. Furthermore, the Plan pays administrative expenses related to salaries of Xerox employees responsible for plan administration.
In addition, certain funds are managed by an affiliate of the Trustee and the investment manager and therefore, qualify as party-in-interest transactions. The Plan also accepts rollovers from affiliated plans, the Retirement Income Guarantee Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (RIGP-Union), and these transactions qualify as party-in-interest. During the year ended December 31, 2015 there were several transfers between the Plan and the Xerox Corporation Savings Plan, amounting to $1 to the Plan and $171 from the Plan.

Note 9 - Commitments and Contingencies

In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.
The Master Trust is committed to invest $971,124 in certain private equity and real estate funds, of which $879,801 has been contributed as of December 31, 2015.

Note 10 - Subsequent Events

The Plan has evaluated subsequent events through the time of filing this Form 11-K with the Securities and Exchange Commission.
Effective November 11, 2016, the Xerox Stock Fund will be removed from the Plan.

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards
Supplemental Schedule

 Schedule H, Part IV, Item 4i – Schedule of Assets (Held at End of Year)

(in thousands)
Identity of Issuer, Borrower, Lessor or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Cost	Current Value
(1) Investment interest in Master Trust	See Note 4	(2)	$225,105
(1) Participant loans	Loans to plan participants, maturity dates through 2026, interest rates on outstanding loans from 4.25% to 10.5%, per annum		9,086
			$234,191

(1)	Party-in-interest

(2)	Cost is omitted for participant-directed investments